Exhibit 8.2

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 T +1 212.335.4500 F +1 212.335.4501 W www.dlapiper.com

June 19, 2018

Globant S.A.

37A Avenue J.F. Kennedy

L-1855, Luxembourg

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form F-3 that you filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Taxation — U.S. Federal Income Tax Considerations” in the Prospectus (the “Prospectus”), included in the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Legal Matters” and “Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)